Exhibit 10.17

NOTICE OF PERFORMANCE-BASED
RESTRICTED STOCK UNIT AWARD
Officer Level

BUFFALO WILD WINGS, INC.
2012 EQUITY INCENTIVE PLAN

Name of Participant:
Number of Units:	Grant Date:
Performance Period:
Scheduled Vesting Date:

This Notice (the “Notice”), dated and effective as of the Grant Date specified above, is between Buffalo Wild Wings, Inc., a Minnesota corporation (the “Company”), and the Participant identified above.

Background

A.            Participant on the date hereof is a key employee or officer of the Company or a Subsidiary of the Company.

B.            The Company wishes to grant a performance-based restricted stock unit award to Participant payable in shares of the Company’s common stock pursuant to the Company’s 2012 Equity Incentive Plan, as amended (the “Plan”).

C.             The Administrator of the Plan has determined that the Participant is eligible to receive such an award and hereby grants an award to the Participant on the terms and conditions that follow.

Terms and Conditions*

1.              Grant of Performance-Based Restricted Stock Units.  The Company hereby grants to Participant on the Grant Date that number of performance-based restricted stock units (“Units”) equal to the “Number of Units” specified in the table above on the terms and conditions set forth in this Notice and as otherwise provided in the Plan (the “Award”).  Each Unit that vests will entitle the Participant to receive one share of the Company’s Common Stock.

*
Any capitalized term used in this Notice shall have the meaning set forth in this Notice (including in the table at the beginning of this Notice) or, if not defined in this Notice, the meaning set forth in the Plan as it currently exists or as it is amended in the future.

2.              Nature of Units.  The Units granted pursuant to this Award are bookkeeping entries only and do not provide the Participant with any dividend, voting or other rights of a stockholder of the Company.  The Units shall remain forfeitable at all times unless and to the extent the vesting conditions set forth in Section 3 of this Notice are satisfied.  Neither this Award nor the Units may be sold, transferred, assigned, encumbered or otherwise disposed of, except by will or the laws of descent and distribution in the event of the Participant’s death.  Any attempt to otherwise transfer the Units or this Award shall be void and without effect.

3.              Vesting of Restricted Stock Units.  For purposes of this Notice, “Vesting Date” means any date, including the Scheduled Vesting Date, on which Units subject to this Award vest as provided in this Section 3.

(a)            General.  Except as otherwise provided in Paragraphs 3(b) and 3(c), the Units subject to this Award shall vest on the Scheduled Vesting Date only if and to the extent the Company satisfies the performance-based objective(s) for the Performance Period as set forth in Exhibit A to this Notice.  If the Committee certifies that the Company achieved at least its threshold performance-based objective for the Performance Period, then some or all of the Units subject to this Award will vest as of the Scheduled Vesting Date.  The portion of the Units subject to this Award that will vest as of the Scheduled Vesting Date will be determined according to the formula specified in Exhibit A.  Any Units that have not vested on the Scheduled Vesting Date will be forfeited.

(b)            Termination of Employment.  Except as provided in the following sentences and in Paragraph 3(c), if the Participant’s employment with the Company and all of its Subsidiaries ceases at any time during the Performance Period, this Award shall terminate and all Units subject to this Award shall be forfeited by Participant.  If, however, the Participant’s employment with the Company and all of its Subsidiaries ends due to death or Disability (as defined in Section 5), a participant’s award that was schedule to vest at the end of the fiscal year in which the termination occurred would be permitted to vest at the same time and to the same degree as comparable awards to continuing employees based on Company’s actual performance, with awards scheduled to vest at later dates forfeited.  If the Participant’s employment with the Company and all of its Subsidiaries ends due to retirement, which is defined as termination of employment of a participant who is at least 55 years old and has worked for the Company for at least 10 years, a pro rata portion (based on full fiscal months of the performance period actively employed as a percentage of fiscal months in the performance period) of each outstanding outward would be permitted to vest at the same time as comparable awards to continuing employees based on the Company’s actual performance.  It is understood that if the Participant’s employment ends for any reason during the period between the Vesting Date and the date shares of Stock are to be issued in settlement of Units vested as of the Vesting Date, the Participant shall not forfeit any such Units.

(c)            Change in Control.  If a Change in Control (as defined in Section 5) occurs and the Participant holds Units subject to this Notice at the time, then one of the following shall occur:

                                (1)           If, pending the Change in Control, the Committee determines that this Award will not continue after the Change in Control or that the successor entity (or its parent) will not agree to provide for the assumption or replacement of this Award with a comparable equity-based award covering shares of the successor entity (or its parent) that would equitably preserve the compensation element of the Award at the time of the Change in Control, then a portion of the Units subject to this Award shall vest and be settled within 30 days of the date of the Committee action to accelerate vesting, unless the Participant has made an election in accordance with Section 6 of this Notice.  That portion shall be equal to the number of Units subject to this Award that would vest as of the Scheduled Vesting Date if the Company were to achieve the Target Goal level performance-based objective for the Performance Period, multiplied by a fraction, the numerator of which is the number of days between the Grant Date and the date of the Committee action to accelerate vesting, and the denominator of which is the number of days in the Performance Period.

(2)           If, in connection with the Change in Control, subparagraph 3(c)(1) is not applicable and this Notice is continued, assumed or replaced in the manner described in subparagraph 3(c)(1), and if within one year after that Change in Control the Participant’s employment with the Company and all of its Subsidiaries (or with any successor entity) is terminated by the employer for reasons other than Cause (as defined in Section 5), or is terminated by the Participant for Good Reason (as defined in Section 5), then a portion of the Units subject to this Award shall immediately vest and be settled within 30 days after the date of the Participant’s termination of employment, unless the Participant has made an election in accordance with Section 6 of this Notice.  That portion shall be equal to the number of Units subject to this Award that would vest as of the Scheduled Vesting Date if the Company were to achieve the Target Goal level performance-based objective for the Performance Period, multiplied by a fraction, the numerator of which is the number of days between the Grant Date and the date of the Participant’s termination of employment, and the denominator of which is the number of days in the Performance Period.

4.           Settlement of Units. Unless the Participant has made an election in accordance with Section 6 of this Notice, and except as otherwise provided in Paragraph 3(c), as soon as practicable after the Scheduled Vesting Date, but no later than March 15 of the year following the Scheduled Vesting Date, the Company shall cause to be issued to the Participant (or his or her beneficiary or personal representative) one share of Stock in payment and settlement of each vested Unit.  The Company may withhold from the number of such shares to be delivered in settlement of the Units any shares required for the payment of withholding taxes as provided in Paragraph 7(e) below.

5.           Definitions.  The following terms used in this Notice will have the meanings indicated, unless otherwise provided herein:

(a)           “Cause” means what the term is expressly defined to mean in a then-effective employment agreement between the Participant and the Company, or, in the absence of any such then-effective agreement or definition, means:

(1)           Participant’s commission of any act constituting a felony or Participant’s conviction or guilty or no contest plea to any criminal misdemeanor involving fraud, misrepresentation or theft;

(2)           gross misconduct or any act of fraud, disloyalty or dishonesty by Participant related to or connected with Participant’s employment by the Company or otherwise likely to cause material harm to the Company or its reputation;

(3)           a material violation by Participant of the Company’s policies or codes of conduct; or

(4)           the willful or material breach by Participant of any agreement between the Participant and the Company.

(b)           “Change in Control” means what the term (or a term of like import) is expressly defined to mean in a then-effective employment agreement between the Participant and the Company, or in the absence of any such then-effective agreement or definition, means a change in the ownership or control of the Company effected through any of the following transactions:

(1)           a merger, consolidation or reorganization approved by the Company’s stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction;

(2)           any stockholder-approved sale, transfer or other disposition of all or substantially all of the Company’s assets;

(3)           any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended (other than the Company or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Company) becomes directly or indirectly the beneficial owner (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing (or convertible into or exercisable for securities possessing) thirty percent (30%) or more of the total combined voting power of the Company’s securities (determined by the power to vote with respect to the elections of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Company or the acquisition of outstanding securities held by one or more of the Company’s stockholders; or

(4)           a change in the composition of the Board over a period of eighteen (18) consecutive months or less such that a majority of the Board members ceases to be comprised of individuals who have been Board members continuously since the beginning of such period;
(5)           approval by the Company’s stockholders of a complete liquidation or dissolution of the Company.

(c)           “Disability” means what the term is expressly defined to mean in a then-effective employment agreement between the Participant and the Company, or, in the absence of any such then-effective agreement or definition, means any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Participant to be unable to perform the duties of Participant’s position of employment or any substantially similar position of employment.

(d)           “Good Reason” means what the term is expressly defined to mean in a then-effective employment agreement between the Participant and the Company, or, in the absence of any such then-effective agreement or definition, means any of the following conditions arising without the consent of Participant, provided that Participant has first given written notice to the Company of the existence of the condition within 90 days of its first occurrence, and the Company has failed to remedy the condition within 30 days thereafter:

(1)           a material diminution in the Participant’s base salary;

(2)           a material diminution in the Participant’s authority, duties, or responsibilities;

(3)           relocation of Participant’s principal office more than 50 miles from its current location; or

(4)           any other action or inaction that constitutes a material breach by the Company of any terms or conditions of any agreement between the Company and the participant, which breach has not been caused by Participant.

(e)           “Performance Period” means the period specified in the table at the beginning of this Notice.

6.           Deferral of Payment of Vested Units.

(a)           Election.  The Participant may elect, on or before the date that is six months before the end of the Performance Period, to defer receipt of the payment and settlement of vested Units.

(1)           Shares Eligible for Deferral.  A Participant may elect to defer payment and settlement of 10%-100% (expressed as a whole percentage) of the vested Units.

(2)           Time of Payment.  Deferred Units shall be paid upon the earliest to occur of the following (the “Payment Date”):

(A)           the Participant’s Separation from Service (as defined in the Buffalo Wild Wings, Inc. Management Deferred Compensation Plan (the “Deferred Compensation Plan”)),

(B)           the Participant’s death,

(C)           the Participant’s Disability (as defined in the Deferred Compensation Plan), or

(D)           an in-service distribution date elected by the Participant, if any.

(3)           Form of Payment.  Deferred Units, when paid, shall be distributed in shares of Stock either (A) as a lump sum or (B) in equal annual installments over a specified period of no more than five years; provided however, that if a Participant elects installments, the Administrator may, in its discretion, determine to settle the Participant’s deferred Units in cash instead of in shares of Stock.  Payment shall be treated as made upon the Participant’s Separation from Service if it is made on such date or a later date within the same calendar year or, if later, by the 15th day of the third calendar month following the Separation from Service, subject to Paragraph 6(b).  If the Participant elects to receive installments, the issuance of each annual installment shall be made on the anniversary of the date of the first issuance.

(4)           Election Forms.   Such election shall be made on such form(s) prescribed by the Administrator and shall otherwise comply with any rules or procedures specified by the Administrator for making elections.

(b)           Specified Employee.  If the Participant makes a deferral election pursuant to Paragraph 6(a) and is a “Specified Employee” (as defined under the Deferred Compensation Plan) as of the date of the Participant’s Separation from Service (and has not elected an earlier in-service distribution of deferred Units), no payment shall be made to the Participant until the first day of the seventh month after the Participant’s Separation from Service (or, if earlier, the date of the Participant’s death).  If the Participant has elected under Paragraph 6(a) to receive payment in equal annual installments, the first such installment shall be issued on the first day of the seventh month after the Participant’s Separation from Service, and subsequent installments shall be paid on the anniversary of the first installment.

(c)           Dividend Equivalents. A Participant who has deferred vested Units hereunder shall be entitled to receive additional Units with respect to such deferred vested Units as “dividend equivalents” at such time(s), if any, that cash dividends are declared by the Company on shares of Stock.  The number of additional Units shall be determined by multiplying the number of vested Units deferred by the Participant (which shall include any Units credited to the Participant in connection with cash dividends under this Paragraph 6(c)), times the dollar amount of the cash dividend per share of Stock, and then dividing by the Fair Market Value of a share of Stock as of the dividend payment date.  Any Units credited to a Participant with respect to cash dividends under this Paragraph 6(c) shall be vested at all times, and paid at the same time and in the same form as the Participant’s deferred vested Units.

(d)           Administration.  The Administrator shall have the authority to establish a bookkeeping account or accounts in the name of the Participant, and such rules, regulations and procedures as it shall deem necessary or desirable for the orderly administration of deferrals of Units hereunder or compliance with applicable law.  The Administrator may, in its discretion, delegate its administrative duties with respect to deferred Units to such officer or officers of the Company, or third party or parties, as it shall approve.

(e)           Small Balances.  Notwithstanding any payment election made pursuant to Paragraph 6(a)(iii), if the Fair Market Value of the shares of Stock underlying a Participant’s deferred Units, is, in the aggregate, less than [$20,000] on the Payment Date, such shares will be distributed in a lump sum.  In addition, the Company may distribute all of a Participant’s unpaid deferred shares of Stock in a lump sum if the Fair Market Value of such shares does not exceed the limit in Section 402(g)(1)(B) of the Code and results in the termination of the Participant’s entire deferred interest under this Notice.

(f)           Beneficiary.  The Administrator may permit the Participant to designate one or more beneficiaries to receive payment of any benefits to which the Participant is entitled under this Section 6.  In the absence of a valid beneficiary designation, a Participant’s beneficiary shall be his Surviving Spouse (as defined in the Deferred Compensation Plan), or if the Participant has no Surviving Spouse, the beneficiary shall be the Participant’s estate.  Payment of a Participant’s entire interest in deferred Units shall be paid to his beneficiary(ies) in a lump sum.

(g)           Unfunded Right.  The Company’s obligations under this Section 6 are merely an unfunded, unsecured obligation to pay and settle deferred Units hereunder in accordance with the provisions of this Section 6.  The Company shall not be required to fund, or otherwise segregate assets to be used for payment of benefits under the Plan, and to the extent it does so, such assets shall remain subject to the claims of the Company’s general creditors.

(h)           Amendment and Termination.  The Committee may amend the provisions of this Section 6 or terminate the deferral of Units under this Section 6 at any time, provided that any such amendment or termination complies with the requirements of Code Section 409A and the regulations and guidance thereunder.

7.           General Provisions.

(a)           Employment.  This Notice shall not confer on Participant any right with respect to continuance of employment by the Company or any of its Affiliates, nor will it interfere in any way with the right of the Company to terminate such employment.  Nothing in this Notice shall be construed as creating an employment contract for any specified term between Participant and the Company or any Affiliate.

(b)           Securities Law Compliance.  No shares of Stock issuable pursuant to this Notice shall be issued and delivered unless the issuance of the shares complies with all applicable legal requirements, including compliance with the provisions of applicable state securities laws, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the requirements of the exchanges on which the Company’s Stock may, at the time, be listed.

(c)           Mergers, Recapitalizations, Stock Splits, Etc. Pursuant and subject to Section 12 of the Plan, certain changes in the number of shares or character of the Stock of the Company (through merger, consolidation, exchange, reorganization, divestiture (including a spin-off), liquidation, recapitalization, stock split, stock dividend or otherwise) shall result in an equitable adjustment to avoid dilution or enlargement of Participant’s rights with respect to any Units subject to this Award which have not yet been settled.

(d)           Shares Reserved.  The Company shall at all times during the term of this Award reserve and keep available such number of shares of Stock as will be sufficient to satisfy the requirements of this Award.

(e)           Withholding Taxes.  The Company shall have the right to (i) withhold from any cash payment under the Plan or any other compensation owed to the Participant an amount sufficient to cover any required withholding taxes in connection with the settlement of Units subject to this Award, and (ii) require a Participant or other person receiving shares of Stock under this Award to pay a cash amount sufficient to cover any required withholding taxes before actual receipt of those shares.  In lieu of all or any part of a cash payment from the Participant as provided above, the Committee may elect to cover all or any part of the required withholdings (up to the Participant’s minimum required tax withholding rate or such other rate that will not trigger a negative accounting impact) through a reduction in the number of shares delivered to Participant, valued in the same manner as used in computing the withholding taxes under applicable laws.

(f)           2012 Equity Incentive Plan.  The Award evidenced by this Notice is granted pursuant to the Plan, a copy of which Plan has been made available to Participant and is hereby incorporated into this Notice.  This Notice is subject to and in all respects limited and conditioned as provided in the Plan.  The Plan governs this Notice and, in the event of any questions as to the construction of this Notice or in the event of a conflict between the Plan and this Notice, the Plan shall govern, except as the Plan otherwise provides.

(g)           Scope of Notice.  This Notice shall bind and inure to the benefit of the Company, its Affiliates and their successors and assigns, and shall bind and inure to the benefit of Participant and any successor or successors of Participant permitted herein.   This Award is expressly subject to all terms and conditions contained in the Plan and in this Notice, and Participant shall comply with all such terms and conditions.

(h)           Arbitration.  Any dispute arising out of or relating to this Notice or the alleged breach of it, or the making of this Notice, including claims of fraud in the inducement, shall be discussed between the disputing parties in a good faith effort to arrive at a mutual settlement of any such controversy.  If, notwithstanding, such dispute cannot be resolved, such dispute shall be settled by binding arbitration.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The arbitrator shall be a retired state or federal judge or an attorney who has practiced securities or business litigation for at least 10 years.  If the parties cannot agree on an arbitrator within 20 days, any party may request that the chief judge of the District Court of Hennepin County, Minnesota, select an arbitrator.  Arbitration will be conducted pursuant to the provisions of this Notice, and the commercial arbitration rules of the American Arbitration Association, unless such rules are inconsistent with the provisions of this Notice.  Limited civil discovery shall be permitted for the production of documents and taking of depositions.  Unresolved discovery disputes may be brought to the attention of the arbitrator who may dispose of such dispute. The arbitrator shall have the authority to award any remedy or relief that a court of this state could order or grant; provided, however, that punitive or exemplary damages shall not be awarded.  The arbitrator may award to the prevailing party, if any, as determined by the arbitrator, all of its costs and fees, including the arbitrator’s fees, administrative fees, travel expenses, out-of-pocket expenses and reasonable attorneys’ fees.  Unless otherwise agreed by the parties, the place of any arbitration proceedings shall be Hennepin County, Minnesota.

(i)           Choice of Law.  This Notice is subject to the laws of the State of Minnesota and shall be construed and interpreted thereunder (without regard to its conflicts of laws principles).

(j)           Code Section 409A. To the extent any provision of this Notice does not satisfy the requirements of Code Section 409A or any regulations or other guidance issued by the Treasury Department or the Internal Revenue Service under Code Section 409A, such provision will be applied in a manner consistent with such requirements, regulations or guidance, notwithstanding any provision of the Notice to the contrary, and to the extent not prohibited by Code Section 409A, the provisions of the Notice and the rights of Participants and their beneficiaries hereunder shall be deemed to have been modified accordingly.

BUFFALO WILD WINGS, INC.

By:
Chief Operating Officer

Exhibit A to
Notice of Performance-Based Restricted Unit Award

Performance-Based Objectives

Performance Period:                                       through

The determination of the number of Units that will vest on the Scheduled Vesting Date at the end of the Performance Period specified above as provided in Paragraph 3(a) of the Notice will be determined as follows:

1.             The Company’s Cumulative Net Income for the Performance Period will be determined.

2.             Based on that Cumulative Net Income, the Performance Factor for the Performance Period will be determined from the following table by determining where the Company’s actual Cumulative Net Income falls relative to the goals specified in the applicable column of the table, and then selecting the corresponding Performance Factor.  If the Company’s actual Cumulative Net Income for the Performance Period is between two amounts shown in the applicable column of the table, the corresponding Performance Factor will be determined by linear interpolation between the two relevant Performance Factors shown in the table.  If actual Cumulative Net Income for the Performance Period is less than the Minimum Goal specified, the Performance Factor is zero, and if it greater than the Target Goal, the Performance Factor is 100%.

Performance Factor	Company’s Cumulative Net Income Goals for the Performance Period Ending ____:
3-Year Cumulative Net Income
100% (Maximum Goal)	$tbd
50% (Target Goal)	$tbd
37.5% (Threshold Goal)	$tbd

3.             The number of Units that will vest as of the Scheduled Vesting Date will be the Number of Units Awarded multiplied by the Performance Factor.

4.             For purposes of this Exhibit A, the Company’s “Cumulative Net Income” for any period shall mean the Company’s net income for that period as calculated under U.S. generally accepted accounting principles, subject to adjustment as set forth in the “Exception Guidelines,” adopted as part of the applicable Long-Term Incentive Program.

5.             As an example, to compute the number of Units that will vest on the Scheduled Vesting Date, assume the following facts: (i) the Number of Units Awarded was 10,000; and (ii) the Company’s actual Cumulative Net Income for the relevant period ending on the Scheduled Vesting Date was half-way between the Target Goal and the Maximum Goal.  Under these facts, the Performance Factor would be 75% (half-way between 50% and 100%), and the number of Units vesting on the Scheduled Vesting Date would be 7,500.